--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director         X   10% Owner
Kim Magness, c/o Raymond L. Sutton           Liberty Media Corporation; L; LMC.B; LMC.RT       ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
Baker & Hostetler LLP, 303 East 17th Avenue     Person, if an entity                          -----------------  ------------------
Suite 1100                                      (voluntary)                   11/22/02
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Day/Year)   ___Form filed by More than One
Denver, Co. 80203                                                                                Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Series A
Common Stock     11/22/02                  S             54,729       D      $10.44      369,907           D
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Series A
Common Stock     11/22/02                  S             2,000,000    D      $10.44      24,332,912        I              (1)(4)
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Series A
Common Stock     11/22/02                  S             622,574      D      $10.44      6,499,894         I              (2)(4)
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Series A
Common Stock     11/22/02                  S             27,840       D      $10.44      1,016,152         I              (3)(4)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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Subscription Rights                    $6.00        11/22/02                S                        1,034,260    10/31/02 12/02/02
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Series A         1,034,260         $4.38            2,853,061         I                 (1)(4)
Common Stock
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Explanation of Responses:

(1) As the co-personal representative of the Estate of Bob Magness.

(2) By Magness Securities, LLC.

(3) By Magness FT Investment Company, LLC.

(4) Pursuant to General Instruction 4(b)(iv) to Form 4, the Reporting Person is reporting sales and ownership of shares held by Magness Securities, LLC and Magness FT Investment Company, LLC. However, since the Reporting
    Person only holds a 67% membership interest in Magness Securities, LLC and a 50% interest in Magness FT Investment Company, LLC, the Reporting
    Person disclaims beneficial ownership in such shares sold and held except to the extent of his pecuniary interest therein. As co-personal representative of the Estate of Bob Magness the reporting person is reporting sales and ownership of shares and subscription rights held by the Estate of Bob Magness. The Reporting Person disclaims beneficial ownership in such shares and rights sold and held by the Estate of Bob
    Magness except to the extent of his pecuniary interest therein.


                                                                                             /s/ KIM MAGNESS            11/25/02
                                                                                  -----------------------------------  -----------
                                                                                    **Signature of Reporting Person       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

HTTP://WWW.SEC.GOV/DIVISION/CORPFIN/FORMS/FORM.HTM
LAST UPDATE: 09/05/2002
